Exhibit 10.1

COMMITMENT AGREEMENT

This Commitment Agreement (this “Agreement”), is made as of June 6, 2016 by and among WL Ross Sponsor LLC ( “WLRS”), the undersigned (the “undersigned”) and WL Ross Holding Corp. (the “Company”). In connection with the acquisition of Nexeo Solutions Holdings, LLC (“Nexeo”) by the Company (the “Nexeo Business Combination”) pursuant to an Agreement and Plan of Merger, dated March 21, 2016, as may be amended from time to time (the “Merger Agreement”), WLRS seeks to obtain ownership commitments whereby the undersigned agrees to beneficially own the number of public shares of common stock of the Company (“Common Stock”) set forth under his, her or its name on the signature page hereto (such amount, the “Commitment Amount”) immediately prior to the closing of the Nexeo Business Combination and that such public shares have not been or will not be redeemed against the Company’s trust account in connection with the special meetings (the “Special Meetings”) of the stockholders of the Company to vote on the proposals set forth in the Company’s proxy statements filed with the Securities and Exchange Commission on May 6, 2016 and May 9, 2016 (as may be amended, revised, or supplemented from time to time, the “Proxy Statements”).

1.           Redemption Removal.  The undersigned agrees that it shall satisfy its obligation to beneficially own a number of public shares of Common Stock equal to the Commitment Amount as of the closing of the Nexeo Business Combination in accordance with the terms above by electing to withdraw from redemption against the Company’s trust account in connection with the Special Meetings a number of public shares equal to the Commitment Amount currently owned by the undersigned. Upon the request of WLRS, whether in advance of the anticipated closing date of the Nexeo Business Combination or as of the closing date of the Nexeo Business Combination, the undersigned shall provide all documentary evidence reasonably requested by WLRS, including a broker certification, to confirm that (x) the undersigned beneficially owns such public shares of Common Stock equal to the Commitment Amount and (y) that such public shares have been effectively withdrawn from redemption against the Company’s trust account in connection with the Special Meetings.

2.            Share Consideration. In consideration of the undersigned’s performance of its obligations described herein, promptly following the closing date of the Nexeo Business Combination (but no later than three (3) business days following such date), WLRS shall transfer to the undersigned 431,877 Founder Shares (the “FPA Founder Shares”) and 25,847 Exchange Shares to be issued to WLRS pursuant to that certain Private Placement Warrant Exchange Letter, dated March 21, 2016, by and among WLRS, the Company and Nexeo (the “FPA Exchange Shares”, together with the FPA Founder Shares, the “Share Consideration”).

3.           Delivery of Share Consideration.  The delivery of the Share Consideration is conditioned upon (i) the closing of the Nexeo Business Combination and (ii) the satisfaction of each party’s respective obligations hereto (or written waiver by the other party hereto).

4.           Expenses.  The undersigned shall pay all of its own expenses in connection with this Agreement and the transactions contemplated hereby.

5.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof that would require the application of the laws of any jurisdiction other than New York.  The undersigned consents to the non-exclusive jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

6.           Transfer/Lock-up Restrictions.  Each of the parties hereto acknowledge and agree that (i) the FPA Founder Shares shall be subject to the terms set forth on Exhibit A hereto and (ii) for the avoidance of doubt, the provisions of that certain Shareholders’ and Registration Rights Agreement, dated as of March 21, 2016, by and among Nexeo Holdco, LLC and certain of its affiliates, WL Ross Sponsor LLC, and WL Ross Holding Corp. shall not apply to the FPA Exchange Shares and the FPA Founder Shares transferred by WLRS to the undersigned; provided that, for the avoidance of doubt, such FPA Founders Shares will continue to be subject to the terms set forth on Exhibit A following any transfer by the undersigned and may not be transferred pursuant to a registration statement prior to the Earnout Trigger (as defined on Exhibit A) being met with respect to such FPA Founders Shares.

7.            Registration Rights. Promptly after the consummation of the Nexeo Business Combination (but no later than fifteen (15) business days thereafter), the Company will (i) file with the SEC a registration statement registering (among other securities) the resale of the Share Consideration received by the undersigned in respect of the undersigned’s Share Consideration acquired hereunder (the “Registration Statement”), and (ii) use its reasonable best efforts to have the Registration Statement declared effective as soon as reasonably practicable after the filing thereof and maintain the effectiveness of the Registration Statement until such time as the undersigned’s Share Consideration have been sold thereunder or can be sold in market transactions pursuant to Rule 144 without volume limitations under the Securities Act of 1933, as amended, or any analogous or successor rule or regulation; provided, however, that (A) the Company shall not be required to register or facilitate the resale of the undersigned’s Shares Consideration pursuant to any underwritten or marketed offering and (B) the Company’s obligations to include such Share Consideration in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Share Consideration as shall be reasonably requested by the Company to effect the registration of the Share Consideration, and the undersigned shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including, among other things, providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period. Subject to the undersigned’s compliance with this Agreement, the Company hereby expressly agrees to perform the covenants contained in this Section 7. For the avoidance of doubt, the parties hereto acknowledge and agree that registration rights granted to the undersigned with respect to the Share Consideration shall be solely pursuant to the terms of this Section 7 and that any previous agreements entered into by the undersigned and the Company providing registration rights for securities of the Company beneficially owned by the undersigned shall not apply to the Share Consideration.

8.           Investor Questionnaire; Form W-9.  The undersigned will or will cause its designees, prior to the Closing (defined below), to execute and deliver the Investor Questionnaire and the Form W-9 in the forms attached hereto as Exhibit B and Exhibit C, respectively. The representations and warranties in the Investor Questionnaire(s) of the undersigned and/or entities designated by the undersigned shall be true and correct as of the date delivered to the Company and as of the date of the Closing as if made on and as of such date. The undersigned agrees to promptly notify the Company and provide it with the relevant updated information for any change in circumstances at any time on or prior to the Closing.

9.            Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local tax that follow the U.S. federal income tax treatment), the parties hereto agree that the Company has directed WLRS to transfer (i) to the undersigned the Share Consideration, on behalf of the Company, in lieu of the transfer by WLRS of such shares to the Company for cancellation in exchange for no consideration and the reissuance of such shares by the Company to the undersigned pursuant to this Agreement.

10.           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is expected to occur immediately prior to the closing of the Nexeo Business Combination. Upon satisfaction of the conditions of the Nexeo Business Combination and obligations of each party’s respective obligations hereto (or written waiver by the other party hereto), at the Closing, WLRS shall deliver (or cause the delivery of) the Share Consideration in book entry (electronic) form to the undersigned or to a custodian designated by the undersigned, as applicable.

11.           Expiration.  In the event that the closing of the Nexeo Business Combination does not occur, this Agreement shall be terminated with no further force or effect.

[Signature page follows]

UNDERSIGNED
FIRST PACIFIC ADVISORS, LLC, on behalf of one or more clients

Commitment Amount: 2,094,727 shares of Common Stock

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Managing Partner

Address: 11601 Wilshire Boulevard, Suite 1200
Los Angeles, CA 90025

Facsimile: (310) 996-5450

ACKNOWLEDGED AND AGREED:

WL ROSS SPONSOR LLC

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Manager

WL ROSS HOLDING CORP.

By:	/s/ Wilbur L. Ross, Jr.
Name: Wilbur L. Ross, Jr.
Title: Chairman

Exhibit A

FOUNDER SHARES

Earnout trigger

With respect to 50% of the Founder Shares, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; and

With respect to remaining 50% of the Founder Shares, the last sale price of the Company’s common stock equals or exceeds $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; or

in either case, the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all or substantially all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property or any transaction involving a consolidation, merger, proxy contest, tender offer or similar transaction in which the company is the surviving entity which results in a change in the majority of our board of directors or management team or the Company’s stockholders immediately prior to such transaction ceasing to own a majority of the surviving entity immediately after such transaction.

Antidilution Protection

Founder Shares will not participate in dividends or other distributions with respect to the shares prior to the targets being met, whereupon the number of Founder Shares shall be entitled to all dividends and distributions paid on the common stock after the Nexeo Business Combination as if they had been holders of record entitled to receive distributions on the applicable record date.

Forfeiture Date	Tenth anniversary of the consummation of the Nexeo Business Combination.
Treatment of Forfeited Shares	The Company would record the aggregate fair value of the shares forfeited and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited shares and the pro-rata portion of the price paid to the Company for such forfeited shares of approximately $25,000. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital.